InnerWorkings Announces First Quarter 2018 Results
Cash flow provided by operating activities was a record $50.2 million for the trailing 12-month period
CHICAGO, IL - July 31, 2018 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three months ended March 31, 2018. For all non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

“My first few months as CEO have confirmed to me that the market opportunity has never been better for InnerWorkings,” said Chief Executive Officer Rich Stoddart. “We continue to grow our gross and net revenue and win additional work, but our growth in operating expense is unacceptable in my view and we are taking the necessary actions to put us on a path to maximize shareholder value.”
Financial and Business Highlights

•	Gross revenue was $274.5 million, an increase of 4% compared to $264.4 million in the first quarter of 2017.

•	Gross profit (net revenue) was $66.1 million, or 24.1% of gross revenue in the first quarter of 2018, a 2% increase compared to $64.7 million, or 24.5% of revenue, in the same period of last year.

•	Net loss for the first quarter of 2018 was $(1.7) million, or $(0.03) per diluted share, compared to net income of $5.7 million, or $0.10 per diluted share in the first quarter of 2017.

•	Non-GAAP loss per diluted share for the first quarter was $(0.02), compared to earnings of $0.08 in the first quarter of 2017.

•	Non-GAAP adjusted EBITDA was $7.4 million in the first quarter 2018, compared to $12.5 million in the first quarter of 2017.

•
Cash flow provided by operating activities was $34.3 million in the first quarter of 2018, compared to $0.1 million in the same quarter of last year. Cash flow provided by operating activities for the trailing twelve months ended March 31, 2018 was a record $50.2 million.

•	InnerWorkings has been awarded additional work from new and existing clients so far during 2018, which collectively is expected to exceed $70 million of annual revenue at full run-rate.
“Our first quarter financial results reflect initial investments we are making to drive operational improvements, but also the need for aggressive actions to lower our SG&A expenses,” said Chip Hodgkins, Interim Chief Financial Officer of InnerWorkings. “We are in the final stages of developing a plan and leveraging third-party expertise to reduce our cost structure while driving returns for our clients and our shareholders. We will provide further details in conjunction with our second quarter 2018 financial results.”

Outlook

The Company is lowering its 2018 guidance for gross revenue to a range of $1.155 billion and $1.190 billion, down from previous guidance of $1.195 billion and $1.230 billion, representing growth of 1% to 4% compared to 2017. This decrease in guidance is mainly due to a significant reduction in marketing spend from one of the Company's largest clients. Due to growth in SG&A expenses, 2018 profitability is expected to be lower than 2017. Following completion of a cost reduction and business improvement plan currently being developed, the Company expects to provide specific 2018 guidance for non-GAAP adjusted EBITDA and non-GAAP earnings per diluted share.

Conference Call

Rich Stoddart, Chief Executive Officer, and Chip Hodgkins, Interim Chief Financial Officer, will host a conference call to discuss the results today at 4:00 p.m. Central time (5:00 p.m. Eastern time).

The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings' website at http://investor.inwk.com/events.cfm. A replay of the webcast will be available later today at the same location.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the SEC: non-GAAP adjusted EBITDA and non-GAAP diluted earnings per share. The Company believes these measures provide useful information to investors because they provide further insights into the Company’s financial performance. These measures are also used by management in its financial and operational decision-making and evaluation of overall performance. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of non-GAAP adjusted EBITDA and non-GAAP diluted earnings per share included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs 2,100 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
CONTACT:
InnerWorkings, Inc.
Bridget Freas
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
		(as restated)
Revenue	$274,539	$264,405
Cost of goods sold	208,472	199,701
Gross profit	66,067	64,704
Operating expenses:
Selling, general and administrative expenses	61,167	53,615
Depreciation and amortization	3,659	2,904
Change in fair value of contingent consideration	—	(1,040)
Income from operations	1,241	9,225
Other income (expense):
Interest income	62	34
Interest expense	(1,568)	(1,003)
Other, net	(846)	(224)
Total other expense	(2,352)	(1,193)
(Loss) income before income taxes	(1,111)	8,032
Income tax expense	573	2,354
Net (loss) income	$(1,684)	$5,678

Basic (loss) earnings per share	$(0.03)	$0.11
Diluted (loss) earnings per share	$(0.03)	$0.10

Weighted-average shares outstanding – basic	53,716	54,056
Weighted-average shares outstanding – diluted	53,716	54,729

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2018	December 31, 2017
	(unaudited)	(as restated)
Assets
Current assets:
Cash and cash equivalents	$43,474	$30,562
Accounts receivable, net	183,012	205,386
Unbilled revenue	47,685	50,016
Inventories	38,563	40,694
Prepaid expenses	19,846	18,565
Other current assets	33,716	37,865
Total current assets	366,296	383,088
Property and equipment, net	37,207	36,714
Intangibles and other assets:
Goodwill	200,743	199,946
Intangible assets, net	26,641	27,563
Deferred income taxes	947	691
Other non-current assets	2,139	1,636
Total intangibles and other assets	230,470	229,836
Total assets	$633,973	$649,638
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	120,260	141,164
Accrued expenses	40,081	34,391
Deferred revenue	31,524	17,620
Other current liabilities	24,073	24,078
Total current liabilities	215,938	217,253
Revolving credit facility	118,886	128,398
Deferred income taxes	12,208	12,043
Other non-current liabilities	7,287	7,399
Total liabilities	354,319	365,093
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	236,664	235,199
Treasury stock at cost	(64,544)	(55,873)
Accumulated other comprehensive loss	(15,865)	(19,229)
Retained earnings	123,393	124,442
Total stockholders' equity	279,654	284,545
Total liabilities and stockholders' equity	$633,973	$649,638

Condensed Consolidated Statement of Cash Flows
(Unaudited)

(in thousands)	Three Months Ended March 31,
	2018	2017
		(as restated)
Cash flows from operating activities
Net (loss) income	$(1,684)	$5,678
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,659	2,904
Stock-based compensation expense	1,417	1,419
Deferred income taxes	30	478
Bad debt provision	538	175
Implementation cost amortization	125	—
Change in fair value of contingent consideration liability	—	(1,040)
Other operating activities	52	52
Change in assets, net of acquisitions:
Accounts receivable and unbilled revenue	24,165	(4,680)
Inventories	2,131	(226)
Prepaid expenses and other assets	2,941	(1,167)
Change in liabilities, net of acquisitions:
Accounts payable	(20,922)	(8,396)
Accrued expenses and other liabilities	21,857	4,923
Net cash provided by operating activities	34,309	120

Cash flows from investing activities
Purchases of property and equipment	(2,874)	(3,042)
Net cash used in investing activities	(2,874)	(3,042)

Cash flows from financing activities
Net borrowing (repayments) of revolving credit facility	(9,023)	6,519
Net short-term secured borrowings (repayments)	(1,986)	(801)
Repurchases of common stock	(8,048)	(4,342)
Proceeds from exercise of stock options	7	189
Other financing activities	(67)	(95)
Net cash (used in) provided by in financing activities	(19,117)	1,470

Effect of exchange rate changes on cash and cash equivalents	594	448
Increase (decrease) in cash and cash equivalents	12,912	(1,004)
Cash and cash equivalents, beginning of period	30,562	30,924
Cash and cash equivalents, end of period	$43,474	$29,920

Reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share
(Unaudited)

(in thousands)	Three Months Ended March 31,
	2018	2017
		(as restated)
Net (loss) income	$(1,684)	$5,678
Income tax expense	573	2,354
Interest income	(62)	(34)
Interest expense	1,568	1,003
Other, net	846	224
Depreciation and amortization	3,659	2,904
Stock-based compensation expense	1,417	1,419
Change in fair value of contingent consideration	—	(1,040)
Professional fees related to ASC 606 implementation	1,033	—
Non-GAAP Adjusted EBITDA	$7,350	$12,508

(in thousands, except per share amounts)	Three Months Ended March 31,
	2018	2017
		(as restated)
Net (loss) income	$(1,684)	$5,678
Change in fair value of contingent consideration, net of tax	—	(1,040)
Professional fees related to ASC 606 implementation, net of tax	760	—
Adjusted net (loss) income	$(924)	$4,638
Weighted average shares outstanding, diluted	53,716	54,729
Non-GAAP Diluted (Loss) Earnings Per Share	$(0.02)	$0.08